Exhibit 21.1

Hygea Health Holdings, Inc. – a Florida corporation

Palm Medical Network, LLC - a Florida limited liability company

Palm Medical MSO, LLC - a Florida limited liability company

Palm Medical Group, Inc. - a Florida non-profit corporation

Hygea of Miami Dade, LLC - a Florida limited liability company

Hygea Medical Partners, LLC - a Florida limited liability company

Physician Management Associates SE, LLC - a Florida limited liability company

Carewell Solutions, Inc. - a Florida corporation

Corazones Unidos Community Center, Inc. - a Florida corporation

RxFoundry, Inc. - a Florida corporation

Corazones Unidos Medical Group, Inc. - a Florida corporation

The MedFamily, LLC – a Florida limited liability company

Hygea Lab Corp - a Florida corporation

Cyfluent, Inc. - a Virginia corporation